Exhibit 16.1

June 28, 2017

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Marchex, Inc. and subsidiaries (the Company) and, under the date of March 8, 2017, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2015 and 2016. On June 23, 2017, we were dismissed. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated June 28, 2017, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statement that Moss Adams LLP was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Company’s consolidated financial statements or any matter that was the subject of a disagreement (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

Very truly yours,

/s/ KPMG LLP